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                                                                    EXHIBIT 11.1

                               VISIO CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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
                                            Three Months Ended         Nine Months Ended
                                                  JUNE 30,                  JUNE 30,
                                            ------------------    -------------------------
                                             1997       1996      1997                1996
                                            -----       ----      ----                ----
                                               (IN THOUSANDS EXCEPT NET INCOME PER SHARE)
Weighted average common shares
 outstanding                                13,983     13,487    13,859              12,043
Net effect of dilutive stock options
 calculated using the treasury stock
 method and the average stock price          1,239      1,337     1,199               1,380

Net effect of dilutive stock warrants
 calculated using the treasury stock
 method and the average stock price             48        120        76                 156

Weighted average common shares giving
 effect to the conversion of
 convertible and redeemable preferred
 stock into common stock                       n/a        n/a       n/a                 868

Total                                       15,270     14,944    15,134              14,447
                                           =======    =======   =======             =======
Net Income                                 $ 3,286    $ 2,845   $ 8,151             $ 7,245
                                           =======    =======   =======             =======
Earnings per share                           $0.22      $0.19     $0.54               $0.50
                                           =======    =======   =======             =======
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